Exhibit 99.1

October 27, 2017 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Third Quarter of 2017

NORTH LIBERTY, IOWA - October 27, 2017 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three and nine months ended September 30, 2017.

Three months ended September 30, 2017:

•	Completed the acquisition of Interstate Distributor Co. ("IDC"),

•	Cash balance of $51.3 million, after investing $87.6 million to acquire IDC and $23.3 million for debt assumed and repaid,

•	Net Income of $7.9 million, Basic Earnings per Share of $0.10,

•	Operating Revenue of $182 million a year-over-year increase of 22.0%,

•	Operating Ratio of 92.9% and 91.9% Non-GAAP Adjusted Operating Ratio(1).

Nine months ended September 30, 2017:

•	Net Income of $36.6 million, Basic Earnings per Share of $0.44, and Operating Revenue of $442 million,

•	Operating Ratio of 87.8% and 86.3% Non-GAAP Adjusted Operating Ratio(1),

•	Total Stockholders' Equity of $537.5 million and Total Assets of $797.7 million.

Heartland Express Chief Executive Officer Michael Gerdin, commented on the quarterly operating results and ongoing initiatives of the Company, "Although not reflective in our quarterly operating results, we accomplished a great deal as an organization during the quarter.  We started the quarter by announcing and completing our acquisition of IDC on July 6, 2017.  This was our 2nd largest acquisition in the history of the Company and our 2nd acquisition in the past four years.  Immediately after the acquisition we began integrating IDC operations and operating facilities into the legacy Heartland footprint.  By the end of the quarter we had completed a full system integration with IDC that included operations, maintenance, and back office systems.  Further we announced a new driver pay package that aligned our driver pay offerings and provided well deserved raises to our drivers that became effective October 1, 2017.  This was a massive undertaking in one quarter and we were focused with a targeted approach due to IDC’s year-to-date 2017 operating ratio of 105% prior to the acquisition.  We have been diligently working on eliminating unnecessary costs post-acquisition and will continue to evaluate all aspects of the legacy IDC business to return them to profitability at some point in the fourth quarter.  Aside from the focus and challenges of the IDC acquisition integration we were heavily impacted by two hurricanes in Texas and Florida.

We look forward to expected operational improvements as we navigate the months ahead and progress towards our goal of returning to an operating ratio in the low-80's. Our long-term strategy of efficient operations and generating cash from our operations allowed us to complete the IDC acquisition and pay off all of the acquired debt with our existing cash reserves. We believe that we maintain adequate cash on hand to fully fund our expected operating and capital needs and we already have several deals in place to refresh the IDC fleet of revenue equipment. We expect to continue to own and operate a fleet of revenue producing equipment that is relatively young in average age and updated with the latest technology, which we believe leads to lower operating costs. We remain committed to on-time and just-in-time service for our loyal customers and taking care of our professional drivers along with generating operating cost efficiencies to improve our consolidated financial results."

Financial Results

Heartland Express ended the third quarter of 2017 with net income of $7.9 million, compared to $12.5 million in the third quarter of 2016. Basic earnings per share were $0.10 during the quarter compared to $0.15 earnings per share in the third quarter of 2016. Operating revenues were $182 million, compared to $149.3 million in the third quarter of 2016. Operating revenues for the quarter included fuel surcharge revenues of $21.1 million compared to $15.2 million in the same period of 2016, a $5.9 million increase. Operating revenues increased 20.1%, excluding the impact of fuel surcharge revenues(1), primarily due to higher miles driven following the IDC acquisition during the third quarter as compared to the same period in 2016. Operating income for the three-month period decreased $6.9 million primarily due to the negative operating impacts from the consolidation of IDC financial results when compared to the prior period and lower miles driven across the legacy operations of the Company. The Company posted an operating ratio of 92.9%, adjusted operating ratio(1) of 91.9%, and a 4.3% net margin (net income as a percentage of operating revenues) in the third quarter of 2017 compared to 86.7%, 85.1%, and 8.4%, respectively in the third quarter of 2016.

For the nine month period ended September 30, 2017, the Company recorded net income of $36.6 million, compared to $43.3 million in the same period of 2016. Basic earnings per share were $0.44 compared to $0.52 earnings per share in the same period of 2016. Operating revenues were $442 million, compared to $472.9 million in the same period of 2016. Operating revenues included fuel surcharge revenues of $50.7 million compared to $43.7 million in the same period of 2016, a $7.0 million increase. Operating revenues decreased 8.9% excluding the impact of fuel surcharge revenues(1). Operating income for the nine month period decreased $11.0 million primarily due to lower miles driven. The Company posted an operating ratio of 87.8%, adjusted operating ratio(1) of 86.3% and a 8.3% net margin (net income as a percentage of operating revenues) in the nine months ended September 30, 2017 compared to 86.3%, 84.9%, and 9.2%, respectively in 2016.

Balance Sheet, Liquidity, and Capital Expenditures

At September 30, 2017, the Company had $51.3 million in cash balances and no borrowings under the Company's unsecured line of credit. The Company had $171.3 million in available borrowing capacity on the line of credit at September 30, 2017 after consideration of $3.7 million outstanding letters of credit. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $797.7 million and stockholders' equity of $537.5 million.

Net cash flows from operations for the first nine months of 2017 were $77.2 million, 17.5% of operating revenue. The primary use of net cash generated from operations during the nine month period ended September 30, 2017 was $87.6 million net cash for the acquisition of IDC, $23.3 million to pay off debt assumed as part of the acquisition, $26.8 million for net equipment transactions, and $5.0 million for dividends. The average age of the Company's tractor fleet including IDC was 2.1 years as of September 30, 2017 compared to 1.6 years at September 30, 2016. The average age of the Company's trailer fleet including IDC was 5.3 years at September 30, 2017 compared to 4.7 years at September 30, 2016. The Company currently anticipates a total of approximately $45 to $50 million in net capital expenditures for the calendar year. The Company ended the past twelve months with a return on total assets of 6.5% and a 9.5% return on equity.

The Company continues its commitment to stockholders through the payment of cash dividends and repurchase of common stock. A dividend of $0.02 per share was declared and paid during the third quarter of 2017. The Company has now paid cumulative cash dividends of $469.1 million, including three special dividends, ($2.00 in 2007, $1.00 in 2010, and $1.00 in 2012) over the past fifty-seven consecutive quarters. During the three months ended September 30, 2017, the Company did not purchase any shares of our common stock. Our outstanding shares at September 30, 2017 were 83.3 million shares. A total of 5.4 million shares of common stock have been repurchased for approximately $98.4 million over the past five years. The Company has the ability to repurchase an additional 3.3 million shares under the current authorization.

Other Information

During the third quarter of 2017, we continued to deliver award-winning service and safety to our customers, we were recognized as an industry-leading operator in regards to minimizing our impact on the environment, and we were recognized for technological innovation and digital transformation, as evidenced by the following awards received:

•	United Sugars - Carrier of the Year

•	Winegard - Truckload Carrier of the Year

•	Whirlpool - National Truckload Carrier of the Year

•	Logistics Management Quest for Quality

•	US EPA SmartWay Excellence Award

•	Cisco - Technology Innovation Award

Operating revenue excluding fuel surcharge revenue and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.  Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ from these expectations as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2016. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc.
Mike Gerdin, Chief Executive Officer
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
OPERATING REVENUE	$182,114	$149,316	$441,632	$472,893

OPERATING EXPENSES:
Salaries, wages, and benefits	$71,399	$58,351	$169,020	$185,342
Rent and purchased transportation	16,619	5,472	21,301	18,353
Fuel	29,739	22,987	73,731	68,575
Operations and maintenance	9,122	6,391	21,951	19,999
Operating taxes and licenses	5,410	3,889	11,845	11,722
Insurance and claims	5,979	4,536	13,339	17,607
Communications and utilities	1,487	1,156	3,623	3,420
Depreciation and amortization	28,784	27,271	74,318	78,823
Other operating expenses	8,047	824	18,674	11,655
Gain on disposal of property and equipment	(7,471)	(1,474)	(19,845)	(7,273)

	169,115	129,403	387,957	408,223

Operating income	12,999	19,913	53,675	64,670

Interest income	238	124	950	308
Interest expense	(175)	—	(175)	—

Income before income taxes	13,062	20,037	54,450	64,978

Federal and state income taxes	5,146	7,510	17,882	21,706

Net income	$7,916	$12,527	$36,568	$43,272

Earnings per share
Basic	$0.10	$0.15	$0.44	$0.52
Diluted	$0.09	$0.15	$0.44	$0.52

Weighted average shares outstanding
Basic	83,303	83,286	83,296	83,301
Diluted	83,333	83,342	83,336	83,373

Dividends declared per share	$0.02	$0.02	$0.06	$0.06

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	September 30,	December 31,
ASSETS	2017	2016
CURRENT ASSETS
Cash and cash equivalents	$51,291	$128,507
Trade receivables, net	70,755	46,844
Prepaid tires	11,462	8,181
Other current assets	30,656	13,841
Income tax receivable	7,558	4,738
Total current assets	171,722	202,111

PROPERTY AND EQUIPMENT	696,459	659,053
Less accumulated depreciation	242,181	251,405
	454,278	407,648
GOODWILL	132,185	100,212
OTHER INTANGIBLES, NET	15,030	12,090
DEFERRED INCOME TAXES, NET	1,658	3,785
OTHER ASSETS	22,821	12,382
	$797,694	$738,228
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$26,411	$12,355
Compensation and benefits	28,194	23,320
Insurance accruals	24,141	19,132
Other accruals	13,647	10,727
Total current liabilities	92,393	65,534
LONG-TERM LIABILITIES
Income taxes payable	7,739	11,954
Deferred income taxes, net	95,695	94,657
Insurance accruals less current portion	64,331	60,257
Total long-term liabilities	167,765	166,868
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2017 and 2016; outstanding 83,303 in 2017 and 83,287 in 2016, respectively	907	907
Additional paid-in capital	3,347	3,433
Retained earnings	657,236	625,668
Treasury stock, at cost; 7,386 in 2017 and 7,402 in 2016, respectively	(123,954)	(124,182)
	537,536	505,826
	$797,694	$738,228

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue, operating revenue excluding fuel surcharge revenue, operating income, operating ratio, and adjusted operating ratio reconciliation (a)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2017	2016	2017	2016
	(Unaudited, in thousands)		(Unaudited, in thousands)

Operating revenue	$182,114	$149,316	$441,632	$472,893
Less: Fuel surcharge revenue	21,082	15,229	50,706	43,664
Operating revenue, excluding fuel surcharge revenue	161,032	134,087	390,926	429,229

Operating expenses	169,115	129,403	387,957	408,223
Less: Fuel surcharge revenue	21,082	15,229	50,706	43,664
Adjusted operating expenses	148,033	114,174	337,251	364,559

Operating income	$12,999	$19,913	$53,675	$64,670
Operating ratio	92.9%	86.7%	87.8%	86.3%
Adjusted operating ratio	91.9%	85.1%	86.3%	84.9%

(a) Operating revenue excluding fuel surcharge revenue and adjusted operating ratio as reported in this press release are based upon operating expenses, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue.